Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 27, 2009 - Covenant Transportation Group, Inc.  (Nasdaq/GS:CVTI) announced today financial and operating results for the second quarter ended June 30, 2009.

Financial and Operating Results
For the quarter, total revenue decreased 31.0%, to $144.1 million from $208.7 million in the same quarter of 2008.  Freight revenue, which for these purposes excludes fuel surcharges, decreased 19.4%, to $129.2 million in the 2009 quarter from $160.5 million in the 2008 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported net loss of $3.1 million, or ($0.22) per basic and diluted share, in the second quarter of 2009 compared to a net loss of $2.3 million, or ($0.17) per basic and diluted share, for the second quarter of 2008.

Management Discussion—Asset Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Our results for the quarter reflected continued weak freight demand, excess tractor and trailer capacity in the truckload industry, and significant rate pressure from customers. These factors led to an approximate 9.9% reduction in average freight revenue per tractor per week.  This reduction in asset utilization was partially offset by lower fuel expense and continued cost-control efforts across all of our companies. For the quarter, our operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) deteriorated by only 30 basis points. Our team is managing the company in this environment by implementing efficiencies in every aspect of our business, making tough cost-cutting decisions, and prudently managing our tractor and trailer capital expenditures while maintaining a relatively young fleet.

“On the revenue side of our business, total revenue decreased $64.6 million, or 31.0%.  Of this decrease, $33.4 million related to lower fuel surcharge revenue.  The balance of $31.2 million related to lower freight revenue.  In anticipation of lower freight volumes, we proactively reduced our average tractor fleet by approximately 388 trucks (11.2%) versus the second quarter of 2008.  Despite the fleet reduction, we experienced an approximate 2.0% decrease in average miles per tractor compared with the second quarter of 2008, which was our highest 2008 quarter for average miles per tractor.  Average freight revenue per total mile decreased approximately 8.1%, compared with the same quarter of 2008, and reflected a 2.3% sequential reduction in rates from the first quarter of 2009.

“On the expense side of our business, a favorable year-over-year comparison in net fuel cost contributed significantly to offsetting some of the negative effects of the revenue decline.  Fuel expense, net of fuel surcharge revenue, declined $11.1 million compared with the second quarter of 2008, primarily as a result of lower diesel fuel prices, a reduction of 13.0 million company-truck miles, and multiple operational improvements that have improved our fuel efficiency and are expected to continue to provide benefits in the future.  On a cost per company mile basis, net fuel expense was approximately 8.0 cents per mile less than the same quarter last year.

“Insurance and claims had a negative impact on our financial results.  Insurance and claims expense was approximately 4.0 cents per mile worse at 9.6 cents per mile in the current quarter compared to the second quarter of 2008’s exceptional 5.6 cents per mile, which included the benefit of a policy release premium refund equal to approximately 0.4 cents per mile.  The remaining negative impact was the result of additional severity of accidents in the current quarter compared to the second quarter of 2008.  While we believe our high self-insured retention limits provide us with a cost-effective means of covering our insurance and claims costs, having this high deductible program can result in greater volatility of our insurance and claims expense on a quarter-to quarter basis.

“Salaries, wages, and benefits expense continues to be an area of cost containment.  Our cost per mile decreased approximately 4.7 cents per mile reducing this line item to 41.4% of freight revenue in the 2009 quarter from 41.7% in the 2008 quarter.  With freight revenue continuing its significant decline, we believe being able to reduce these expenses as a percentage of freight revenue is a significant accomplishment for the second quarter of 2009.  Our entire company shared in the sacrifices to manage these expenses through a combination of pay reductions, staffing reductions, and benefits management.

“We were able to reduce our largest fixed cost – the capital cost of our revenue equipment and terminals by approximately $1.8 million quarter over quarter by reducing the size of the fleet. However, our lower average freight revenue per truck combined with higher equipment costs, lower salvage values, and higher interest rates, increased our costs of depreciation, lease expense, and interest expense as a percentage of freight revenue to 18.2% compared with 15.8% in the 2008 quarter."

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, the Company’s brokerage subsidiary:  “For the quarter, our freight brokerage division, Solutions’ total revenue decreased 14%, to $11.7 million from $13.5 million in the same quarter of 2008. Load volumes were up 11% over the same period in 2008, however the decreased fuel prices resulted in lower fuel surcharge revenue for this division. Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 16% as purchased transportation was 82.2% of total revenue in the current quarter, up from 81.8% of total revenue in the prior year quarter. Solutions’ operating expenses as a percentage of net revenue decreased to 14.2% of net revenue in the second quarter from 16.5% of net revenue in the second quarter of 2008.

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "We believe our overall capital position remains secure.  At June 30, 2009, our total balance sheet debt, net of cash was $163.9 million and our stockholders’ equity was $110.4 million, for a total net debt-to-capitalization ratio of 59.7%.  At June 30, 2009, our tangible book value was $96.5 million, or $6.86 per share.  At June 30, 2009, the discounted value of future obligations under off-balance sheet lease obligations was approximately $85.7 million, including the residual value guarantees under those leases.  Since the end of 2008, the Company's balance sheet debt, net of cash has increased by only $2.0 million, while the present value of financing provided by operating leases has decreased by approximately $11.1 million.

“At June 30, 2009, we had $25.9 million of available borrowing capacity under our revolving credit facility and were in compliance with our financial covenant.  In addition, we have financing available from the captive financial subsidiaries of our main tractor suppliers to fund all of our remaining expected tractor purchases in 2009.

“Based on our perception that sequential freight demand decreases have flattened, we have no current plans to further reduce our expected 2009 new tractor purchases. Our annual tractor fleet plan for 2009 now includes the purchase of approximately 950 tractors and disposal of approximately 1,250 tractors, for expected full-year net capital expenditures of approximately $50 million to $60 million.  In this depressed freight economy, we are continuously evaluating our tractor replacement cycle and new tractor purchase requirements.  With an average fleet age of only 25 months, we have significant flexibility to manage our fleet.  We have the ability to cancel tractor orders within specified notice periods, although any cancellations would affect the availability of trade slots to dispose of used tractors, which could affect expected proceeds of disposition.”

Outlook
Mr. Parker addressed the Company’s outlook for the rest of the year:  “Our goal of profitability for the year has not changed. However, because of the magnitude of year-over-year reductions in freight rates and our results for the first six months of 2009, we acknowledge the reduced probability of achieving our goal, but continue our expectation of recording a profit for the final six months of 2009.  Based on our second quarter results, to attain profitability for the second half of 2009 will require us to implement additional identified cost savings, avoid multiple large casualty claims, maintain net fuel costs at current levels, hold rates steady, and slightly improve utilization of our remaining fleet of trucks for the rest of the fiscal year. To achieve profitability for the entire fiscal year would require success on the cost items, no large casualty claims, plus a near-term change in the freight environment that allows moderately higher freight rates and miles per truck.”

The Company will host a conference call tomorrow, July 28, 2009, at 10:30 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code 0500.  An audio replay will be available for one week following the call at 877-919-4059, access code 58716468.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com under the icon “Investor Relations”.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our goal of profitable operations in the last six months of 2009 and factors impacting attainment of such goal; the impact of our high self-insured retention; our overall capital position; tractor purchases and disposals, and net capital expenditures, are forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to reduce or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer                      (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                           (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2009	2008	% Change	2009	2008	% Change
Freight revenue	$129,247	$160,451	-19.4%	$251,376	$309,046	-18.7%
Fuel surcharge revenue	14,835	48,275		26,482	81,353
Total revenue	$144,082	$208,726	-31.0%	$277,858	$390,399	-28.8%

Operating expenses
Salaries, wages and related expenses	53,558	66,939		108,377	133,616
Fuel expense	34,160	78,732		63,293	142,190
Operations and maintenance	8,685	10,855		17,800	21,845
Revenue equipment rentals and
purchased transportation	18,493	23,273		36,894	43,619
Operating taxes and licenses	2,986	3,391		6,046	6,751
Insurance and claims	8,917	5,981		14,838	13,951
Communications and utilities	1,439	1,660		3,103	3,417
General supplies and expenses	5,669	6,259		11,461	12,052
Depreciation and amortization, including gains &
losses on disposition of equipment	10,812	11,892		21,828	22,808
Total operating expenses	144,719	208,982		283,640	400,249
Operating loss	(637)	(256)		(5,782)	(9,850)
Other (income) expenses:
Interest expense	3,315	2,198		6,191	4,480
Interest income	(47)	(67)		(98)	(155)
Other	(47)	(31)		(78)	(63)
Other expenses, net	3,221	2,100		6,015	4,262
Loss before income taxes	(3,858)	(2,356)		(11,797)	(14,112)
Income tax benefit	(712)	(7)		(3,107)	(3,942)
Net loss	$(3,146)	$(2,349)		$(8,690)	$(10,170)

Basic and diluted loss per share	$(0.22)	$(0.17)		$(0.62)	$(0.73)
Basic and diluted weighted average shares
outstanding (000s)	14,076	14,028		14,063	14,027

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
($000s, except per share data)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$117,584	$146,960	-20.0%	$228,933	$285,585	-19.8%
Covenant Transport Solutions non-asset based revenues	11,663	13,491	-13.5%	22,443	23,461	-4.3%
Freight revenue	$129,247	$160,451	-19.4%	$251,376	$309,046	-18.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.415	$1.528	-7.4%	$1.431	$1.514	-5.5%
Average freight revenue per total mile	$1.263	$1.375	-8.1%	$1.277	$1.357	-5.9%
Average freight revenue per tractor per week	$2,932	$3,255	-9.9%	$2,843	$3,127	-9.1%
Average miles per tractor per period	30,172	30,777	-2.0%	57,549	59,916	-4.0%
Weighted avg. tractors for period	3,085	3,473	-11.2%	3,122	3,512	-11.1%
Tractors at end of period	3,096	3,424	-9.6%	3,096	3,424	-9.6%
Trailers at end of period	8,135	8,316	-2.2%	8,135	8,316	-2.2%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2009	12/31/2008
Total assets	$379,204	$393,676
Total equity	$110,411	$118,820
Total balance sheet debt, net of cash	$163,863	$160,739
Debt to Capitalization Ratio	59.74%	57.50%
Tangible book value per share	$6.86	$7.44

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